Consent of Independent Registered Public Accounting Firm

The Board of Directors
Infosys Technologies Limited:

We consent to the incorporation by reference in the registration statement (No. 333-32196) on Form S-8 and in the registration statement (No. 333-138491) on Form F-3 of Infosys Technologies Limited of our reports dated April 28, 2009, with respect to the consolidated balance sheets of Infosys Technologies Limited and subsidiaries as of March 31, 2009 and 2008, and the related consolidated income statements, statements of changes in equity, and cash flow statements for each of the years in the two‑year period ended March 31, 2009, and related financial statement schedule II, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the March 31, 2009 annual report on Form 20-F of Infosys Technologies Limited.

Our audit report on the consolidated financial statements refers to Infosys Technologies Limited’s adoption of International Financial Reporting Standards as issued by International Accounting Standards Board during the year ended March 31, 2009.

KPMG
Bangalore, India
April 28, 2009